Exhibit 21.1

List of Subsidiaries of ChowChow Cloud International Holdings Limited

Subsidiary	Jurisdiction

VIGOROUS ELITE HOLDINGS LIMITED	British Virgin Islands

Sereno Cloud Solution HK Limited (施萊雲端有限公司)	Hong Kong